COLUMBIA WANGER ASSET MANAGEMENT, LLC

71 S. Wacker Drive

Suite 2500

Chicago, IL 60606

May 1, 2022

Wanger Advisors Trust

71 S. Wacker Drive

Suite 2500

Chicago, Illinois 60606

Ladies and Gentlemen:

Columbia Wanger Asset Management, LLC (“CWAM”) hereby contractually undertakes as of the date hereof with respect to Wanger International (the “Fund”), a series of Wanger Advisors Trust, to waive fees and reimburse certain expenses of the Fund, through April 30, 2023, such that total Fund ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any), inclusive of net advisory fees, do not exceed the annual rate of 1.23%.

This agreement may not be modified or terminated without the approval of the Fund’s Board of Trustees and CWAM.

This undertaking shall be binding upon any successors and assignees of CWAM.

Very truly yours,

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer

Agreed and accepted by

WANGER ADVISORS TRUST, on behalf of its series Wanger International

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Co-President